Exhibit 10.1

THE EXCHANGE CONTEMPLATED HEREIN IS INTENDED TO COMPORT WITH THE REQUIREMENTS OF SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED.

FORM OF EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) is entered into effective as of August 31, 2026 by and between Streeterville Capital, LLC, a Utah limited liability company (“Lender”), and Vivos Therapeutics, Inc., a Delaware corporation (“Borrower”). Capitalized terms used in this Agreement without definition shall have the meanings given to them in the Original Note (as defined below).

A.	Borrower previously sold and issued to Lender that certain Secured Promissory Note with an original issuance date of June 9, 2025 in the principal amount of $8,225,000.00, as amended by that certain Amendment to Secured Promissory Note dated June 5, 2026, as reinstated and modified by that certain letter agreement dated June 18, 2026 (as so amended, the “Original Note”, and together with all other documents entered into in conjunction therewith, the “Transaction Documents”).

B.	With the approval of Borrower’s board of directors, Borrower has previously satisfied redemption obligations under, and exchanged portions of, the Original Note through the issuance of equity securities, including (i) between December 4, 2025 and May 13, 2026, the issuance of an aggregate of 785,822 shares of Borrower’s common stock, par value $0.0001 per share, in satisfaction of $975,000 of redemption obligations pursuant to exchange agreements between Borrower and Lender, and (ii) on August 4, 2026, pursuant to that certain Exchange Agreement dated June 5, 2026 between Borrower and Lender, the exchange of $3,250,000 of principal of the Original Note for 2,500 shares of Borrower’s Series B Non-Convertible Preferred Stock and 1,812,031 shares of Borrower’s common stock.

C.	Subject to the terms of this Agreement, Borrower and Lender desire to partition a new Secured Promissory Note in the original principal amount of $[ ] (the “Partitioned Note”) from the Original Note and then cause the outstanding balance of the Original Note to be reduced by an amount equal to the initial outstanding balance of the Partitioned Note.

D.	Borrower and Lender further desire to exchange (such exchange is referred to as the “Note Exchange”) the Partitioned Note for the delivery of [ ] shares of the Borrower’s Common Shares, $0.0001 par value (the “Common Stock”, and such [ ] shares of Common Stock, the “Exchange Shares”), such number of Exchange Shares having been determined by dividing the initial principal amount of the Partitioned Note by an exchange price of $[ ] per share (the “Exchange Price”), which Exchange Price is equal to or greater than the Minimum Price (as defined in Section 3 below), all according to the terms and conditions of this Agreement.

E.	The Note Exchange will consist of Lender surrendering the Partitioned Note in exchange for the Exchange Shares, which will be issued free of any restrictive securities legend pursuant to Rule 144. Other than the surrender of the Partitioned Note, no consideration of any kind whatsoever shall be given by Lender to Borrower in connection with this Agreement, and no commission or other remuneration has been or will be paid or given, directly or indirectly, for soliciting the Note Exchange.

F.	Lender and Borrower now desire to exchange the Partitioned Note for the Exchange Shares on the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Recitals and Definitions. Each of the parties hereto acknowledges and agrees that the recitals set forth above in this Agreement are true and accurate, are contractual in nature, and are hereby incorporated into and made a part of this Agreement.

2.	Partition. Effective as of the date hereof, Borrower and Lender agree that the Partitioned Note is hereby partitioned from the Original Note. Following such partition of the Original Note, Borrower and Lender agree that the Original Note shall remain in full force and effect, provided that the outstanding balance of the Original Note shall be reduced by an amount equal to the initial outstanding balance of the Partitioned Note.

3.	Determination of Exchange Shares; Minimum Price. It is acknowledged and agreed that the number of Exchange Shares issued pursuant to this Agreement has been determined by dividing (i) the entire initial principal amount of the Partitioned Note by (ii) the Exchange Price, and that the Exchange Price is equal to or greater than the “Minimum Price” of the Common Stock, as such term is defined in Nasdaq Listing Rule 5635(d), being the lower of (x) the Nasdaq official closing price of the Common Stock immediately preceding the execution of this Agreement and (y) the average Nasdaq official closing price of the Common Stock for the five (5) trading days immediately preceding the execution of this Agreement (the “Minimum Price”). Lender shall reasonably cooperate with Borrower in Borrower’s documentation of the pricing of the Note Exchange, including by confirming the date and time of Lender’s execution and delivery of this Agreement.

4.	Issuance of Shares. Pursuant to the terms and conditions of this Agreement (including Section 5 below), the Exchange Shares shall be delivered to Lender on or before September 1, 2026 and the Note Exchange shall occur with Lender surrendering the Partitioned Note to Borrower on the Free Trading Date (as defined below). On the Free Trading Date, the Partitioned Note shall be cancelled and all obligations of Borrower under the Partitioned Note shall be deemed fulfilled. All Exchange Shares delivered hereunder shall, to the extent permitted by applicable law and upon Lender’s satisfaction of any reasonable requirements of the Borrower’s transfer agent, be delivered via DWAC to Lender’s designated brokerage account. Subject to applicable securities laws and regulations, Borrower agrees to provide all reasonably necessary cooperation or assistance that may be required to cause all Exchange Shares delivered hereunder to become Free Trading as soon as practicable in compliance with applicable law (the first date such occurs, the “Free Trading Date”). For purposes hereof, the term “Free Trading” means that (a) the Exchange Shares have been cleared and approved for public resale by the compliance departments of Lender’s brokerage firm and the clearing firm servicing such brokerage, and (b) such shares are held in the name of the clearing firm servicing Lender’s brokerage firm and have been deposited into such clearing firm’s account for the benefit of Lender.

5.	Beneficial Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not issue, and Lender shall not have the right to receive, any Exchange Shares to the extent that, after giving effect to such issuance, Lender, together with its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with Lender’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 13d-3 promulgated thereunder, would beneficially own in excess of 4.9% of the number of shares of Common Stock outstanding immediately after giving effect to such issuance (the “Beneficial Ownership Limitation”). Any Exchange Shares that would cause Lender to exceed the Beneficial Ownership Limitation shall be held in abeyance and shall not be issued, and Lender shall have no right to receive such shares, unless and until such time, if ever, as the issuance thereof would not result in Lender exceeding the Beneficial Ownership Limitation. For purposes of calculating the Beneficial Ownership Limitation, beneficial ownership of Common Stock will be determined pursuant to Section 13(d) of the 1934 Act and Rule 13d-3 promulgated thereunder.

6.	Sell-Down Condition; Subsequent Exchanges. Borrower shall not execute, and Lender shall not request that Borrower execute, any Note Exchange or exchange agreement with Lender subsequent to this Agreement (whether on the same trading day or otherwise) unless and until Lender shall have sold or otherwise disposed of, to persons not affiliated with and not acting in concert with Lender, all Exchange Shares issued hereunder and under each prior exchange agreement between the parties (or such portion thereof) such that, immediately prior to and after giving effect to the exchange contemplated by such subsequent exchange agreement, the beneficial ownership of Lender (determined as set forth in Section 5 above) does not exceed the Beneficial Ownership Limitation (the “Sell-Down Condition”).

7.	Non-Waivability. Notwithstanding Section 19 (Amendments) or any other provision of this Agreement, the Beneficial Ownership Limitation and the Sell-Down Condition may not be increased, waived, amended or removed except upon the approval of Borrower’s stockholders in accordance with Nasdaq Listing Rule 5635(b), and any purported increase, waiver, amendment or removal in contravention of the foregoing shall be null and void ab initio.

8.	Closing. The closing of the transaction contemplated hereby (the “Closing”) along with the delivery of the Exchange Shares to Lender shall occur on the date that is mutually agreed to by Borrower and Lender by means of the exchange by email of .pdf documents, but shall be deemed to have occurred at the offices of Capital Law Partners PLLC in Lehi, Utah.

9.	Holding Period, Tacking and Legal Opinion. Lender and Borrower agree that for the purposes of Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Securities Act”), the holding period of the Partitioned Note and the Exchange Shares will include Lender’s holding period of the Original Note from June 9, 2025, which date is the date that the Original Note was originally issued. Borrower agrees not to take a position contrary to this Section 9 in any document, statement, setting, or situation. Borrower agrees to take all action reasonably necessary to issue the Exchange Shares without restriction, and not containing any restrictive legend without the need for any action by Lender; provided that the applicable holding period has been met and provided further that Lender shall cooperate with the reasonable requirements of the transfer agent and counsel to the Borrower in connection therewith. In furtherance thereof, prior to the Closing, counsel to Lender may, in its sole discretion, provide an opinion that: (a) the Exchange Shares may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements; and (b) the transactions contemplated hereby and all other documents associated with this transaction comport with the requirements of Section 3(a)(9) of the Securities Act. Borrower represents that it is in full compliance with the tests and standards set forth in Rule 144(i)(2) as of the date of this Agreement. The Exchange Shares are being issued in substitution of and exchange for and not in satisfaction of the Partitioned Note. The Exchange Shares shall not constitute a novation or satisfaction and accord of the Partitioned Note. Each of Lender and Borrower acknowledges and understands that the representations and agreements in this Section 9 are a material inducement to each party’s decision to consummate the transactions contemplated herein.

10.	Representations, Warranties and Agreements of Borrower. In order to induce Lender to enter into this Agreement, Borrower, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows: (a) Borrower has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action, (b) no consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Borrower hereunder, (c) except as specifically set forth herein, nothing herein shall in any manner release, lessen, modify or otherwise affect Borrower’s obligations under the Original Note, (d) the issuance of the Exchange Shares is duly authorized by all necessary corporate action and the Exchange Shares are validly issued, fully paid and non-assessable, free and clear of all taxes, liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description, (e) Borrower has not received any consideration in any form whatsoever for entering into this Agreement, other than the surrender of the Partitioned Note, and (f) Borrower has taken no action which would give rise to any claim by any person for a brokerage commission, placement agent or finder’s fee or other similar payment by Borrower related to this Agreement.

11.	Representations, Warranties and Agreements of Lender. In order to induce Borrower to enter into this Agreement, Lender, for itself, and for its affiliates, successors and assigns, hereby acknowledges, represents, warrants and agrees as follows: (a) Lender has full power and authority to enter into this Agreement and to incur and perform all obligations and covenants contained herein, all of which have been duly authorized by all proper and necessary action, (b) no consent, approval, filing or registration with or notice to any governmental authority is required as a condition to the validity of this Agreement or the performance of any of the obligations of Lender hereunder, (c) after giving effect to the issuance of the Exchange Shares, Lender, together with its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with Lender’s for purposes of Section 13(d) of the 1934 Act and Rule 13d-3 promulgated thereunder, will not beneficially own Common Stock in excess of the Beneficial Ownership Limitation, (d) Lender has sold or otherwise disposed of, to persons not affiliated with and not acting in concert with Lender, all shares of Common Stock issued to Lender in each prior exchange with Borrower to the extent required to satisfy the Sell-Down Condition with respect to the Note Exchange, and (e) any public sale by Lender of all or any portion of the Exchange Shares shall be undertaken in compliance with Rule 144.

12.	Arbitration. By its execution of this Agreement, each party agrees to be bound by the Arbitration Provisions (as defined in that certain Note Purchase Agreement dated June 9, 2025 between Lender and Borrower (the “Purchase Agreement”)) set forth as an exhibit to the Purchase Agreement and the parties agree to submit all Claims (as defined in the Purchase Agreement) arising under this Agreement or any Transaction Document or other agreement between the parties and their affiliates to binding arbitration pursuant to the Arbitration Provisions.

13.	Governing Law; Venue. This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference. BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

14.	Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or other electronic transmission (including email) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile transmission or other electronic transmission (including email) shall be deemed to be their original signatures for all purposes.

15.	Attorneys’ Fees. In the event of any arbitration or action at law or in equity to enforce or interpret the terms of this Agreement, the prevailing party shall therefore be entitled to an additional award of the full amount of the attorneys’ fees and expenses paid by such prevailing party in connection with the arbitration, litigation and/or dispute without reduction or apportionment based upon the individual claims or defenses giving rise to the fees and expenses. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading.

16.	No Reliance. Each party acknowledges and agrees that neither the other party nor any of such other party’s officers, directors, members, managers, equity holders, representatives or agents has made any representations or warranties to the party or any of its agents, representatives, officers, directors, or employees except as expressly set forth in this Agreement and the Transaction Documents and, in making its decision to enter into the transactions contemplated by this Agreement, the party is not relying on any representation, warranty, covenant or promise of the other party or such other party’s officers, directors, members, managers, equity holders, agents or representatives other than as set forth in this Agreement.

17.	Severability. If any part of this Agreement is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Agreement shall remain in full force and effect.

18.	Entire Agreement. This Agreement, together with the Transaction Documents, and all other documents referred to herein, supersedes all other prior oral or written agreements between Borrower, Lender, its affiliates and persons acting on its behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Lender nor Borrower makes any representation, warranty, covenant or undertaking with respect to such matters.

19.	Amendments. Subject to Section 7 (Non-Waivability), this Agreement may be amended, modified, or supplemented only by written agreement of the parties. No provision of this Agreement may be waived except in writing signed by the party against whom such waiver is sought to be enforced.

20.	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. This Agreement or any of the severable rights and obligations inuring to the benefit of or to be performed by Lender hereunder may be assigned by Lender to a third party, including its financing sources, in whole or in part; provided that any such assignee shall take subject to, and shall be bound by, this Agreement to the same extent as Lender. Neither party shall assign this Agreement or any of its obligations herein without the prior written consent of the other party.

21.	Continuing Enforceability; Conflict Between Documents. Except as otherwise modified by this Agreement, the Original Note and each of the other Transaction Documents shall remain in full force and effect, enforceable in accordance with all of its original terms and provisions. This Agreement shall not be effective or binding unless and until it is fully executed and delivered by Lender and Borrower. If there is any conflict between the terms of this Agreement, on the one hand, and the Original Note or any other Transaction Document, on the other hand, the terms of this Agreement shall prevail.

22.	Time of Essence. Time is of the essence with respect to each and every provision of this Agreement.

23.	Notices. Unless otherwise specifically provided for herein, all notices, demands or requests required or permitted under this Agreement to be given to Borrower or Lender shall be given as set forth in the “Notices” section of the Purchase Agreement.

24.	Further Assurances. Each party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first set forth above.

BORROWER:

VIVOS THERAPEUTICS, INC.

By:
Roman Franklin, CFO

LENDER:

STREETERVILLE CAPITAL, LLC

By:
John M. Fife, President

[Signature Page to Exchange Agreement]